Exhibit 99.1

News Corporation
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N E W S R E L E A S E
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For Immediate Release
Contact: Jack Horner 212-852-7952
jhorner@newscorp.com

Lawrence A. Jacobs to Step Down as Senior Executive Vice President, Group General Counsel of News Corporation
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NEW YORK, NY, June 8, 2011 - News Corporation today announced that Lawrence A. Jacobs, News Corporation's Senior Executive Vice President and Group General Counsel, will be stepping down from his position to pursue new opportunities.

"I will always be grateful to Lon not only for his wise counsel, but for his key role in helping build News Corporation into one of the world's largest and most successful diversified media companies," Rupert Murdoch, Chairman and CEO of News Corporation said. "I know this was a difficult decision for him to make, but I understand his desire to try new challenges after more than 15 years of service to our Company, to our Board and to our stockholders."

Mr. Jacobs, 56, joined News Corporation in 1996 as Senior Vice President and Deputy General Counsel. In 2004, he was named Senior Executive Vice President and Group General Counsel of News Corporation and appointed to the seven-member Office of the Chairman.

Commenting on his departure, Mr. Jacobs said: "I have had the great privilege of calling News Corporation my home for a decade and a half. Although it is never easy to choose the perfect time to leave, I am proud of what we have achieved and I have personally reached the point in my life where it seems appropriate, and exciting, to try something new. I will certainly focus on my continued philanthropic work, including efforts to expand educational opportunities to underserved communities."

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2011 of approximately US$60 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.